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EXHIBIT 99.1

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Polymer Group, Inc.
P.O. Box 5069
N. Charleston, SC 29405
Contact: Robert Johnston
843-566-7293

PGI Investor Relations News Release

Polymer Group, Inc. Announces
Active Negotiations with Third Party Investor
Aimed at Comprehensive Financial Restructuring
PGI Anticipates No Action Being Taken by
Bank Group During Negotiations

For Immediate Release

Thursday, January 31, 2002

        [North Charleston, South Carolina]—Polymer Group, Inc. (NYSE: PGI) announced today that it is in active negotiations with a third party that could lead to a comprehensive financial restructuring. The terms of any restructuring are still under discussion, but are expected to include a reduction in outstanding indebtedness in return for the issuance of a substantial amount of new equity. The potential transaction is subject to significant conditions, including completion of confirmatory due diligence by the third party as well as negotiation and execution of definitive documentation. The Company expects that existing equity ownership would be substantially diluted as a result of the potential restructuring. Polymer Group has been in contact with several holders of its outstanding Senior Subordinated Notes, and is assisting in the formation of an informal bondholder committee to represent such holders in this process.

        The Company also announced that it continues to have substantial liquidity, with approximately $50 million in cash and short-term investments available to fund its operations.

        As previously disclosed, the Company entered into a Forbearance Agreement with its senior lending group. Under the terms of the Forbearance Agreement, the Company was required to deliver to the senior lenders, among other things, a complete and comprehensive recapitalization proposal by January 31, 2002. The Company has not fully satisfied this condition, but is currently in active negotiations intended to satisfy such requirement. Consequently, the senior lenders will have the right to rescind the Forbearance Agreement at any time following January 31, 2002. The Company does not expect that the lenders will rescind the Forbearance Agreement as long as the Company is continuing to negotiate the possible restructuring proposal described above.

        In the event the senior lenders were to rescind the Forbearance Agreement and exercise their remedies under the senior credit facility for any reason available to them, which would include any action being taken by the Company's holders of Senior Subordinated Notes, the Company would seek to reorganize under Chapter 11.

        Polymer Group, Inc., the world's third largest producer of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company employs approximately 4,000 people and operates 25 manufacturing facilities throughout the world. Polymer Group, Inc. is the exclusive manufacturer of Miratec® fabrics, produced using the Company's proprietary advanced APEX® laser and fabric forming technologies. The Company believes that Miratec® has the potential to replace traditionally woven and knit textiles in a wide range of applications. APEX® and Miratec® are registered trademarks of Polymer Group, Inc.

        Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) increased competition in markets in which the Company competes, (ii) increased costs, (iii) changes in conditions of the general economy and (iv) the Company's substantial leverage position. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company's 2000 Annual Report on Form 10-K.

For further information, please contact:

Robert Johnston or Dennis Norman Polymer Group,Inc. P.O. Box 5069 North Charleston, SC 29405
Telephone No.:	(843) 566-7293
Web:	www.polymergroupinc.com
E-mail:	johnstonr@pginw.com

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  EXHIBIT 99.1